Exhibit 99.1

NEWS RELEASE
Contacts:
Rodney L. Underdown (913-344-9395)                                                                       Peggy Landon (913-344-9315)
Vice President and Chief Financial Officer                                                                Director of Investor Relations

Compass Minerals International, Inc. AnnouncesFourth
Quarter and Yearend 2003 Results

        OVERLAND PARK, Kan. (February 12, 2004) – Compass Minerals International, Inc. (NYSE: CMP), a leading producer and marketer of salt and specialty potash, reported the following results:

•	Fourth-quarter 2003 net income available for common stock was $15.9 million, or $0.50 per diluted share. Exclusive of non-recurring items, net income available for common stock was $18.2 million, or $0.57 per diluted share.

•	Full-year 2003 net income available for common stock was $34.2 million, or $1.01 per diluted share. Exclusive of non-recurring items, net income available for common stock was $28.3 million, or $0.83 per diluted share.

•	Sales for the quarter were $202.1 million. Sales include revenues from the sale of products, or “product sales,” as well as pass-through shipping and handling fees charged to customers to reimburse us for shipping and handling costs incurred on their behalf. Fourth-quarter product sales were $146.1 million in 2003.

•	Full-year 2003 sales were $600.6 million and product sales were $435.3 million.

Results Comparisons (in thousands except for EPS)

	4Q 2003	4Q 2002	FY 2003	FY 2002

Net income available for common stock	$15.9	$15.9	$34.2	$8.3

Net income available for common stock	18.2	16.9	28.3	15.9
excluding non-recurring items

Fully diluted EPS	0.50	0.44	1.01	0.23

Fully diluted EPS, excluding non-recurring items	0.57	0.47	0.83	0.45

Adjusted EBITDA	53.5	51.4	140.1	122.4

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        “Our strong fourth-quarter and full-year sales were driven by volume increases in both our highway deicing and general trade businesses,” said Michael E. Ducey, president and CEO of Compass Minerals International. “Our general trade business benefited from increased demand for consumer deicing salt due to the above-average winter weather on the East Coast. The fourth-quarter increase in our highway deicing business principally was the result of a year-over-year increase in volume commitments secured by our sales force during the bid season. With brisk first-quarter demand for consumer and highway deicing salt, we are seeing a strong start to 2004 and have already posted above-average sales in January.”

        The Company’s board of directors has declared a quarterly cash dividend of $0.1875 per share on its outstanding common stock, payable on March 15, 2004 to stockholders of record as of the close of business on March 1, 2004.

Earnings Call

        Compass Minerals International, Inc. will discuss its fourth-quarter and 2003 year-end financial results on a conference call on February 12, 2004 at 10 a.m. EST. The call will be broadcast on the company’s Web site at www.CompassMinerals.com and can be accessed by calling (877) 228-7138. Outside of the U.S. and Canada, callers should dial (706) 643-0377. Slides for the presentation will be available on the Compass Minerals Web site immediately before the call. Replays of the call will be available on the company’s Web site for two weeks. The replay can also be accessed by phone for seven days at (800) 642-1687, Conference ID 5081653. Outside of the U.S. and Canada, callers should dial (706) 645-9291.

About Compass Minerals

        Based in the Kansas City metropolitan area, Compass is the largest producer of highway deicing salt in North America and the United Kingdom and operates the largest rock salt mines in these regions. The company is also the third largest producer of general trade salt in North America and the second largest in the United Kingdom, serving major retailers, agricultural cooperatives and food producers. In addition, Compass is the largest producer of sulfate of potash in North America, which is used in the production of specialty fertilizers.

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Non-GAAP Measures

        The Company’s calculation of net income available for common stock excluding non-recurring items, “EBITDA” (earnings before interest, taxes, depreciation and amortization) and “Adjusted EBITDA” (EBITDA adjusted for non-recurring items and other income/expense) are non-GAAP measures. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, such measures may not be comparable to the calculation of these measures by other companies.

        Management believes that these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position. Management further believes it would be helpful to provide an analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of EBITDA and Adjusted EBITDA. The Company’s financial covenants and ratios in our senior credit facilities and indentures are also tied to measures that are calculated by adjusting EBITDA as described below.

        Excluding non-recurring items from net income available for common stock is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, weather, raw material costs and availability, changes in demand for the Company’s products, actions of the Company’s competitors and the additional factors and risks contained in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on December 11, 2003.

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Adjusted EBITDA Reconciliation

	4Q 2003	4Q 2002	FY 2003	FY 2002

Net income	$15.9	$18.6	$27.2	$18.9
Income tax expense	7.4	12.1	8.4	11.4
Interest expense	15.8	10.6	56.3	42.4
Depreciation and amortization	10.9	8.4	42.1	37.1

EBITDA	50.0	49.7	134.0	109.8
Adjustments to income from operations:
Restructuring and other charges	2.4	0.9	2.4	7.7
Other (income) expense (1)	1.1	0.8	3.7	4.9

Adjusted EBITDA	53.5	51.4	140.1	122.4

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(1)	"Other (income) expense" primarily includes losses on early retirements of debt ($5.3 million in FY2002), costs related to amending our senior credit facilities ($1.4 million in FY2003), gain related to early extinguishment of debt ($1.9 million in FY2003), interest income, and non-cash foreign exchange gains and losses in all periods.

Net Income Available for Common Stock, Excluding Non-recurring Items Reconciliation

	4Q 2003		4Q 2002		FY 2003		FY 2002

Net income available for common stock	$15.9		$15.9		$34.2		$8.3
Plus (less) non-recurring items:
Transition costs, net of tax (a)	-	--	1.0		-	--	7.6
Initial public offering costs, net of tax (b)	2.3		-	--	2.3		-	--
Gain on redemption of preferred stock (c)	-	--	-	--	(8.2)		-	--

Net income available for common stock, excluding
non-recurring items	18.2		16.9		28.3		15.9

(a)	In 2002, restructuring and other charges represent transition costs that are non-recurring in nature and relate to charges required to establish us as a self-sustaining entity. We incurred $1.0 million and $7.7 million (approximately $1.0 million and $7.6 million, net of tax) of transition costs in the fourth-quarter and full-year 2002, respectively, consisting primarily of one-time compensation costs, costs to develop stand-alone tax and inventory strategies, and costs associated with determining the post-closing purchase price adjustment. No such costs were incurred in 2003.

(b)	In fourth-quarter 2003, we incurred $2.4 million ($2.3 million, net of tax) of costs directly related to the completion of our initial public offering. The shares of common stock sold were shares previously held by stockholders and we did not receive any proceeds from the sale of shares. Therefore, the costs related to the initial public offering were recorded as other charges on our statement of operations.

(c)	We recorded an $8.2 million gain on redemption of preferred stock resulting from the repurchase of 14,704 shares of mandatorily redeemable preferred stock in June 2003. The gain was treated as an increase to net income available for common stock. No such redemptions occurred in 2002.

COMPASS MINERALS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited - in millions, except share data)

	4Q 2003		4Q 2002		FY 3003		FY 2002

Sales	$202.1		$165.7		$600.6		$502.6
Cost of sales - shipping and handling	56.0		46.3		165.3		137.5
Cost of sales - products	88.8		65.9		288.3		239.2

Gross profit	57.3		53.5		147.0		125.9
Selling, general and administrative expenses	14.7		10.5		49.0		40.6
Restructuring and other charges	2.4		0.9		2.4		7.7

Operating earnings	40.2		42.1		95.6		77.6
Other (income) expense:
Interest expense	15.8		10.6		56.3		42.4
Other, net	1.1		0.8		3.7		4.9

Income before income taxes	23.3		30.7		35.6		30.3
Income tax expense	7.4		12.1		8.4		11.4

	18.6
Net income	15.9		27.2		18.9
Dividends on redeemable preferred stock	-	--	2.7		1.2		10.6
Gain on redemption of preferred stock	-	--	--		(8.2)		--

Net income available for common stock	15.9		15.9		34.2		8.3

Net income per share, basic	0.5	3	0.4	5	1.0	5	0.2	4
Net income per share, diluted	0.5	0	0.4	4	1.0	1	0.2	3
Basic weighted-average shares outstanding	30,173,20	0	35,103,83	0	32,492,79	2	35,039,11	0
Diluted weighted-average shares outstanding	32,074,41	6	36,064,68	4	33,983,98	3	35,474,53	9

Sales Volumes (in thousands of tons)

	4Q 2003	4Q 2002	FY 2003	FY 2002

Highway Deicing	3,308	2,699	9,663	7,965
General Trade	885	860	2,927	2,786
Specialty potash fertilizers	68	61	251	242
COMPASS MINERALS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002 (condensed and unaudited — in millions)

	2003	2002

Cash and cash equivalents	$2.6	$11.9
Receivables, net	117.4	94.5
Inventories	96.7	96.5
Other current assets	3.7	0.7
Property, plant and equipment, net	262.0	263.4
Intangible assets - mineral interests and other, net	172.7	149.8
Other non-current assets	31.4	27.3

Total assets	$686.5	$644.1

Current liabilities	114.0	102.6
Long-term debt, net of current portion	602.5	503.3
Notes due to related parties, including accrued interest	--	3.3
Deferred income taxes	95.7	99.2
Other noncurrent liabilities	18.4	25.3
Redeemable preferred stock	--	19.1
Total stockholders' equity (deficit)	(144.1)	(108.7)

Total liabilities and stockholders' equity (deficit)	$686.5	$644.1